Exhibit (s)

Calculation of Filing Fee Tables

FORM N-2

(Form Type)

ASPIRIANT RISK-MANAGED CAPITAL APPRECIATION FUND

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares	457(o)	-	-	$75,000,000		$110.20	$8,265
Carry Forward Securities
Carry Forward Securities	Equity	Common Shares	415(a)(6)			$14,538,904	(1)	$109.10	$1,586.19		N-2	333-250130	March 30, 2021	$1,586.19

Total Offering Amounts						$89,538,904	(1)		$9,851.19	(2)
Total Fees Previously Paid									$1,586.19	(1)
Total Fee Offsets									-
Net Fee Due									$8,265

(1)	Pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended, this Registration Statement carries forward $14,538,904 of shares of beneficial interest that were previously registered pursuant to Registrant’s Registration Statement on Form N-2 (File No. 333-250130) effective March 30, 2021 (the “Prior Registration Statement”) and which remain unsold as of the filing date of this Registration Statement (the “Unsold Shares”).

(2)	Amount represents $1,586.19 previously paid to register $14,538,904 of Unsold Shares, plus $8,265 to register the additional $75,000,000 of common shares of beneficial interest registered hereby. Effective October 1, 2022, the filing fee rate was raised from $109.10 to $110.20 per million dollars of the proposed maximum aggregate offering price of the securities to be registered.